CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to the Registration Statement (Form F-1 No. 333-159607) of AutoChina International Limited (a development stage company) (the “Company”) of our report dated May 27, 2009, relating to the balance sheet of the Company as of December 31, 2008 and the related statements of operations, stockholders’ equity and cash flows for the periods from January 1, 2008 to December 31, 2008, and October 16, 2007 (date of inception) to December 31, 2008 (cumulative) and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ CROWE HORWATH LLP

Sherman Oaks, California
October 12, 2009